LG&E
Press Release
                                            220 West Main Street
                                            Louisville, KY 40232


Media Contact: Chip Keeling
24-Hour Media Hotline: 502.627.4999       Toll-free: 888.627.4999


    LG&E Seeks First Base Electric Rate Increase In 13 Years

     (LOUISVILLE, Ky. - Nov. 25, 2003) Louisville Gas and Electric Company announced today it intends to pursue increases in its base electric rates for the first time in more than a decade. Although the company has only preliminary numbers, LG&E is expected to seek a 12 percent increase in its electric rates, for approximately $67 million per year. The company will also seek a 6 percent increase in its gas rates, for about $20 million per year. LG&E last sought a base electric rate increase in 1990. LG&E lowered its rates in 2000 by more than $26 million. As a result, today's electric rates are lower than they were in 1990.

     A  representative residential LG&E electric customer,  using
1,000  kwh, is expected to see an increase of about $7 per month, while  a  representative residential LG&E gas customer, using  90 ccf, is expected to see an increase of about $6.

     The amount of the increase LG&E will seek will be based on a test year which ended in September. Final details will be available by year end.

      The increase in rates is caused, in large part, by the need to meet growing demand, particularly from new business. In the last decade, customers have increased by 62,285, or 20 percent, while their actual bills have decreased about $3 per month, or 4 percent.

      "When you look at the rate of inflation and the economic situation we are in today, our electric rates are actually lower today than they were when we last requested increases," said Vic Staffieri, LG&E's and LG&E Energy's Chairman, CEO and President.

      Even with the proposed increase, the company's electric rates will remain lower than those of the seven states bordering Kentucky, and the company will still have some of the lowest rates in the nation. The gas and electric increases are necessary because LG&E's costs of doing business, including safely and reliably delivering service, have increased dramatically over the past decade.

     During the last three years alone, LG&E has made $33 million in capital investments to meet the needs of new gas customers coming onto the system and to replace aging gas mains. LG&E and its sister company, Kentucky Utilities Company, have spent $285 million in the last three years, adding new generating capacity, and are expected to install additional capacity over the next two years to meet electric demand growth. The companies have invested roughly $18 million per year in their transmission system. Significant increases have also occurred in administrative and general expenses - in particular pension, post retirement, health care, and insurance expenses. For example, the companies have encountered an approximately 140 percent increase in property insurance since the terrorist attacks of September 11, 2001.

     "We're proud that - despite a lot of turmoil in our industry -- our employees have been able to hold electric rates steady for more than a decade through their hard work, efficiencies and ingenuity," said Staffieri. "But there comes a time when you must react to the economic situation you face, regardless of your best efforts.

      "Obviously, decisions such as this don't come easily to us, as evidenced by the fact that we haven't filed for an increase in some time," he added. "However, we're at a point now where additional resources are necessary in order for us to continue to provide the quality service our customers have come to expect."

      KU also is requesting an increase. The utilities will file the increases in late December. The Kentucky Public Service Commission has traditionally suspended the implementation of the rates for five months in order to hold public hearings. A decision likely will not be reached until next summer.

LG&E is a wholly owned subsidiary of LG&E Energy Corp. that serves 310,000 natural gas and 382,000 electric customers in Louisville, Ky., and 16 surrounding counties.

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